Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS FOR

FISCAL FIRST QUARTER

•	Net Earnings per Diluted Share of $.52
•	Quarterly Comparable Store Sales Increase by 8.4%
•	Quarterly Net Sales Increase by 13.5%

UNION, New Jersey, June 23, 2010 — Bed Bath & Beyond Inc. today reported net earnings of $.52 per diluted share ($137.6 million) in the fiscal first quarter ended May 29, 2010, an increase of approximately 53% versus net earnings of $.34 per diluted share ($87.2 million) in the same quarter a year ago.  Net sales for the fiscal first quarter of 2010 were approximately $1.923 billion, an increase of approximately 13.5% from net sales of approximately $1.694 billion reported in the fiscal first quarter of 2009.  Comparable store sales in the fiscal first quarter of 2010 increased by approximately 8.4%, compared with a decrease of approximately 1.6% in last year’s fiscal first quarter.

For the fiscal second quarter of 2010, the Company is modeling net earnings per diluted share to be approximately $.59 to $.63.  For fiscal 2010, the Company is modeling net earnings per diluted share to increase by approximately 15%.

As of May 29, 2010, the Company had a total of 1,104 stores, including 967 Bed Bath & Beyond stores in 49 states, the District of Columbia, Puerto Rico and Canada, 61 Christmas Tree Shops stores, 31 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values.  During the fiscal first quarter, the Company opened two Bed Bath & Beyond stores and two buybuy BABY stores. Consolidated store space as of May 29, 2010 was approximately 33.9 million square feet. Since the beginning of the second quarter of fiscal 2010 on May 30, 2010, one additional Bed Bath & Beyond store has been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings, which include food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	May 29,	May 30,
	2010	2009

Net sales	$1,923,051	$1,694,340

Cost of sales	1,148,015	1,027,522

Gross profit	775,036	666,818

Selling, general and administrative expenses	549,642	524,514

Operating profit	225,394	142,304

Interest income	516	1,767

Earnings before provision for income taxes	225,910	144,071

Provision for income taxes	88,357	56,899

Net earnings	$137,553	$87,172

Net earnings per share - Basic	$0.53	$0.34
Net earnings per share - Diluted	$0.52	$0.34

Weighted average shares outstanding - Basic	259,400	256,942
Weighted average shares outstanding - Diluted	263,638	258,764

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 29,	May 30,
	2010	2009

Assets

Current assets:
Cash and cash equivalents	$1,083,985	$855,434
Short term investment securities	560,174	2,000
Merchandise inventories	1,846,140	1,703,819
Other current assets	292,054	272,681

Total current assets	3,782,353	2,833,934

Long term investment securities	133,835	216,196
Property and equipment, net	1,103,367	1,120,393
Other assets	341,471	335,531

	$5,361,026	$4,506,054

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$678,685	$603,402
Accrued expenses and other current liabilities	271,193	247,256
Merchandise credit and gift card liabilities	175,404	160,629
Current income taxes payable	89,400	55,361

Total current liabilities	1,214,682	1,066,648

Deferred rent and other liabilities	257,312	232,790
Income taxes payable	105,813	96,264

Total liabilities	1,577,807	1,395,702

Total shareholders’ equity	3,783,219	3,110,352

	$5,361,026	$4,506,054

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	May 29,	May 30,
	2010	2009

Cash Flows from Operating Activities:

Net earnings	$137,553	$87,172
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	45,013	44,779
Stock-based compensation	11,836	11,010
Tax benefit from stock-based compensation	(2,679)	(55)
Deferred income taxes	(1,303)	(5,081)
Other	(304)	54
(Increase) decrease in assets:
Merchandise inventories	(86,437)	(61,480)
Trading investment securities	(1,139)	(2,439)
Other current assets	(19,122)	(16,998)
Other assets	128	170
Increase (decrease) in liabilities:
Accounts payable	77,767	98,819
Accrued expenses and other current liabilities	(10,681)	2,220
Merchandise credit and gift card liabilities	2,600	(4,992)
Income taxes payable	7,957	34,856
Deferred rent and other liabilities	11,094	6,274

Net cash provided by operating activities	172,283	194,309

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(377,860)	—
Redemption of held-to-maturity investment securities	217,520	—
Redemption of available-for-sale investment securities	30,850	7,600
Capital expenditures	(39,032)	(26,588)

Net cash used in investing activities	(168,522)	(18,988)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	68,364	23,303
Excess tax benefit from stock-based compensation	962	1,712
Repurchase of common stock, including fees	(85,202)	(13,111)

Net cash (used in) provided by financing activities	(15,876)	11,904

Net (decrease) increase in cash and cash equivalents	(12,115)	187,225

Cash and cash equivalents:
Beginning of period	1,096,100	668,209
End of period	$1,083,985	$855,434